Exhibit 99.1

April 17, 2007
For Immediate Release

WaMu Reports First Quarter Earnings Per Share of $0.86 and
Increases Cash Dividend to 55 Cents

SEATTLE - Washington Mutual, Inc. (NYSE: WM) reported first quarter 2007 net income of $784 million, or $0.86 per diluted share, compared with net income of $985 million, or $0.98 per diluted share, in the first quarter of 2006, a period that included an $85 million after tax partial settlement related to Home Savings goodwill litigation.

Based on these earnings and the company’s strong financial position, the Board of Directors increased the cash dividend on the company’s common stock for the 47th consecutive quarter to 55 cents per share.

“Our Retail Banking, Card Services, and Commercial groups continued to post strong results in the first quarter as we successfully attracted a growing number of new customers to our expanding national banking franchise,” said Kerry Killinger, the company’s chairman and CEO. “Overall, we delivered solid results in the first quarter despite the challenging interest rate environment and slowing housing market.”

“Our Home Loans business was challenged during the first quarter by difficult market conditions,” he added. “Over the past 12 months, we have taken a number of prudent actions to reduce our exposure to the subprime mortgage industry. These actions, along with a diversified business mix, limited our exposure to the mortgage market’s downturn and position us well to expand and grow as market conditions improve.”

FIRST QUARTER FINANCIAL SUMMARY AND HIGHLIGHTS

Financial Summary
	Three Months Ended
(in millions, except per share data)	Mar. 31, 2007	Dec. 31, 2006	Mar. 31, 2006
Income Statement
Net interest income	$2,081	$1,998	$2,117
Provision for loan and lease losses	234	344	82
Noninterest income	1,541	1,592	1,638
Noninterest expense	2,105	2,257	2,138
Income from continuing operations	784	640	976
Income from discontinued operations, net of taxes	-	418	9
Net income	784	1,058	985

Diluted earnings per common share	$0.86	$1.10	$0.98

Balance Sheet
Total assets, end of period	$319,985	$346,288	$348,401
Average total assets	331,905	353,056	343,660
Average interest-earning assets	295,700	314,784	307,777
Average total deposits	210,764	214,801	191,034

Performance Ratios
Return on average common equity	12.99%	16.03%	14.69%
Net interest margin	2.79	2.58	2.75
Efficiency ratio	58.13	62.87	56.95
Nonperforming assets/total assets	1.02	0.80	0.59
Tangible equity/total tangible assets	5.78	6.04	5.75

•
Net interest margin expands 21 basis points to 2.79 percent. The net interest margin during the first quarter increased to 2.79 percent from 2.58 percent in the fourth quarter. The increase reflected the balance sheet repositioning initiated during the previous quarter, upward repricing of the company’s loan portfolio, and strong deposit pricing discipline.

The increase in the net interest margin contributed to a 4 percent increase in net interest income in the first quarter from the prior quarter despite a 6 percent decrease in average interest-earning assets. The modest decline in net interest income from a year ago reflected a decline in average interest-earning assets.

•
Customer and account growth continues to be robust. During the first quarter, the company continued to be successful in attracting customers, adding 195,000 net new retail households to its customer base and adding 328,000 net new checking accounts. Checking account growth during the first quarter was up 82 percent from the prior quarter and was down only slightly from a year ago, which included the company’s March launch of its WaMu Free CheckingTM product. The company also continued its strong credit card growth, opening 782,000 new accounts.

•
Depositor and other retail banking fees up 15 percent. Depositor and other retail banking fees of $665 million during the first quarter were up 15 percent from a year ago, which reflected the company’s continued success in growing checking accounts. They were down from the fourth quarter due to normal seasonality.

•
Home Loans loss due to subprime deterioration. Weakening subprime mortgage credit performance and widening market credit spreads drove the first quarter $113 million loss for the company’s Home Loans group. First quarter gain on sale included net losses of $164 million on sales of subprime mortgage loans and adjustments to reflect declines in market values of loans held for sale. Based on actual and estimates of future credit performance, the company decreased the value of its subprime mortgage residual portfolio by $88 million to a balance of $105 million at the end of the first quarter.

•
Provision reflects housing downturn. The provision for loan losses of $234 million was down from $344 million on a linked quarter basis but up from $82 million in the first quarter of 2006. The decline from the prior quarter was the result of a lower provision for credit card loans. The card provision declined from $275 million in the fourth quarter to $106 million in the first quarter, primarily reflecting a decline in the balance of credit card receivables in the company’s loan portfolio, as well as an improvement in the credit quality.

Excluding the decline in the provision for Card Services, the provision increased due to the downturn in the housing sector and related increase in the level of net charge-offs. This weakening of credit contributed to an increase in the level of non-card provisioning which significantly exceeded net charge-offs in the quarter. Partially offsetting this increase was a refinement of the company’s provisioning methodology for home equity lending.

The much smaller provision in the first quarter a year ago reflected a stronger housing market and more benign credit environment.

•
Lower operating expense reflects successful efficiency efforts. Noninterest expense of $2.11 billion during the first quarter was down 7 percent from the prior quarter or essentially flat after excluding $155 million of costs associated with efficiency initiatives recorded in the fourth quarter. Compared with the same period a year ago, noninterest expense was down 2 percent as efficiency gains helped fund the expansion of the franchise.

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FIRST QUARTER OPERATING SEGMENT RESULTS

Retail Banking Group

Selected Segment Information
	Three Months Ended
(in millions, except accounts and households)	Mar. 31, 2007	Dec. 31, 2006	Mar. 31, 2006
Net interest income	$1,275	$1,239	$1,347
Provision for loan and lease losses	62	47	54
Noninterest income	751	774	670
Noninterest expense	1,075	1,102	1,088
Net income from continuing operations	569	545	548

Average loans	$155,206	$172,029	$173,852
Average retail deposits	144,030	143,513	139,060
Net change in number of retail checking accounts	327,776	179,784	340,157
Net change in retail households	195,000	123,000	210,000

•
Retail Bank delivers strong performance. Net income from continuing operations of $569 million was up 4 percent from the prior quarter and up 4 percent from a year ago. Excluding the contribution from portfolio management, which contains the bulk of the company’s loans held in portfolio and is particularly impacted by the interest rate environment, net income from continuing operations for the Retail Bank network was up 5 percent from the prior quarter, and was up 21 percent compared with last year’s first quarter. The substantial year-over-year growth reflected both the strong growth in retail banking fees and efficiency improvements.

The provision was up from prior periods in response to the downturn in the housing market that has resulted in increased delinquencies and higher charge-offs. This increase in the provision was partially offset by a refinement of the company’s provisioning methodology for home equity lending.

•
Customer and account growth continues to be strong. During the first quarter, the company added 328,000 net new checking accounts, up 82 percent from the fourth quarter, but down slightly from the first quarter a year ago, which included the March launch of WaMu’s new free checking product. During the first quarter, the company also increased its household base, with net new growth up 59 percent compared with the prior quarter.

•
Cross-sell ratio improvement driven by card growth. The Retail Bank’s success in marketing credit cards to its retail banking customers contributed to the increase in the cross-sell ratio to 6.78 products and services at the end of the first quarter from 6.66 at year end and 6.46 at the end of last year’s first quarter.

Card Services Group (managed basis)

Selected Segment Information
	Three Months Ended
(in millions)	Mar. 31, 2007	Dec. 31, 2006	Mar. 31, 2006
Net interest income	$653	$664	$619
Provision for loan and lease losses	388	555	330
Noninterest income	474	451	344
Noninterest expense	325	316	298
Net income	256	149	207

Average managed receivables	$23,604	$22,875	$20,086
Period-end managed receivables	23,597	23,501	20,099
30+ day managed delinquency rate	5.15%	5.25%	5.18%
Managed net credit losses	6.31	5.84	5.79

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•
Card Services posts another strong quarter. Card Services reported net income of $256 million, up 72 percent from the prior quarter and up 24 percent from a year ago. The decrease in the provision was the result of the prior quarter’s higher level of provisioning due to that quarter’s substantial growth in period-end receivables.

•
Retail channel continues to show strong customer growth. During the quarter, Card Services opened 782,000 new credit card accounts, more than a third of which came through the company’s retail channel. During the first quarter, the company modestly grew its managed card receivables to $23.60 billion at quarter end.

•
Card Services’ credit quality continues to be good. At 5.15 percent of period-end managed receivables, the 30+ day managed delinquency rate was down from prior quarters. The first quarter is typically a high payment period which has a beneficial impact on the level of delinquencies. Net credit losses of 6.31 percent during the quarter were up from prior periods, reflecting in part an increase in contractual losses due to the 2006 change in minimum payment policy.

Commercial Group

Selected Segment Information
	Three Months Ended
(in millions)	Mar. 31, 2007	Dec. 31, 2006	Mar. 31, 2006
Net interest income	$200	$189	$163
Reversal of reserve for loan and lease losses	(10)	(69)	-
Noninterest income	14	40	12
Noninterest expense	74	72	67
Net income	94	140	67

Loan volume	$3,671	$4,019	$2,769
Average loans	38,641	37,552	31,011

•
Commercial Group net income up 40 percent year over year. The Commercial Group’s net income of $94 million for the first quarter was up 40 percent from the same period a year ago. The increase in net interest income was primarily due to an increase in average loans as a result of the fourth quarter acquisition of Commercial Capital Bancorp and continued growth in multi-family and nonresidential loans.

Although net income was down from the fourth quarter, the prior quarter results included a $67 million reduction in the allowance for loan and lease losses associated with the characteristics of the multi-family loan portfolio. The lower amount of noninterest income for the first quarter reflected a decrease of $24 million in the value of derivatives that economically hedge the pipeline and warehouse of loans held for sale.

•
Loan volume remains strong. Loan volume of $3.67 billion was up 33 percent from a year ago, benefited by the addition of CCBI. The decline from the fourth quarter was due to normal seasonality in multi-family lending.

Home Loans Group

Selected Segment Information
	Three Months Ended
(in millions)	Mar. 31, 2007	Dec. 31, 2006	Mar. 31, 2006
Net interest income	$245	$273	$338
Provision for loan and lease losses	49	47	21
Noninterest income	162	126	401
Noninterest expense	521	534	621
Net income	(113)	(122)	52

Loan volume	$29,645	$34,897	$44,998
Average loans	53,254	51,048	49,913

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•
Weakness in the subprime mortgage market overshadows improvement in prime business. During the quarter, production volume for prime loans was solid and gain on sale increased from the prior quarter. However, due to the difficult subprime mortgage market, the Home Loans group recorded a $113 million loss for the quarter. Noninterest income included an $88 million decrease in value of the company’s subprime residuals and net losses of $164 million on sales of subprime loans and adjustments to reflect declines in market values of loans held for sale. Impacting first quarter results when compared with a year ago was a reduction in net interest income as the continuation of a flat yield curve has decreased lending volumes and spread income.

•
Decrease in home loan volume reflects strategic actions. The decline in home loan volume from the fourth quarter was the result of the proactive steps the company has taken to reduce its subprime exposure through this point in the cycle. Subprime mortgage production for the first quarter was down 51 percent from the same quarter in 2006. The decline in home loan volume, year over year, also reflected the company’s decision to exit its traditional correspondent business.

•
Efficiency gains drive down expenses. The 16 percent drop in noninterest expense from a year ago reflected the company’s success in reducing its cost structure. The 2 percent decline in noninterest expense compared with the fourth quarter was due to the continued success of the company’s efficiency initiatives, that more than offset increased subprime mortgage asset foreclosure and due diligence costs.

COMPANY UPDATES

•	On Feb. 7, WaMu announced that the corporation’s bylaws had been amended to include a majority vote standard for the election of directors in uncontested elections.

•	On Feb. 12, the company announced that Anthony (Tony) F. Vuoto had been named president of the company’s credit card business succeeding Joseph W. Saunders.

•
On Apr. 17, WaMu’s Board of Directors declared a cash dividend of 55 cents per share on the company’s common stock, up from 54 cents per share in the previous quarter. Dividends on the common stock are payable on May 15, 2007 to shareholders of record as of Apr. 30, 2007. In addition to declaring a dividend on the company’s common stock, the company will pay a dividend of $0.3868 per depository share of Series K Preferred Stock to be payable on June 15, 2007 to holders of record on June 1, 2007.

ABOUT WAMU

WaMu, through its subsidiaries, is one of the nation’s leading consumer and small business banks. At Mar. 31, 2007, WaMu and its subsidiaries had assets of $319.99 billion. The company has a history dating back to 1889 and its subsidiary banks currently operate nearly 2,700 consumer and small business banking stores throughout the nation. WaMu’s press releases are available at http://newsroom.wamu.com.

WEBCAST INFORMATION

A conference call to discuss the company’s financial results will be held on Tuesday, Apr. 17, 2007, at 6:30 p.m. ET and will be hosted by Kerry Killinger, chairman and chief executive officer and Tom Casey, executive vice president and chief financial officer. The conference call is available by telephone or on the Internet. The dial-in number for the live conference call is 888-391-7808. Participants calling from outside the United States may dial 210-795-2680. The passcode “WaMu” is required to access the call. Via the Internet, the conference call is available on the Investor Relations portion of the company’s web site at www.wamu.com/ir. A transcript of the prepared remarks will be available on the company’s web site prior to the call and archived for 30 days. A recording of the conference call will be available from 9:00 p.m ET on Tuesday, Apr. 17, 2007, through 11:59 p.m. ET on Friday, Apr. 27, 2007. The recorded message will be available at 866-469-5760. Callers from outside the United States may dial 203-369-1459.

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CAUTIONARY STATEMENTS

This document contains forward-looking statements, which are not historical facts and pertain to future operating results. These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in this document that are not historical facts. When used in this presentation, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements for the reasons, among others, discussed under the heading “Factors That May Affect Future Results” in Washington Mutual’s 2006 Annual Report on Form 10-K which include:

•	Volatile interest rates and their impact on the mortgage banking business;
•	Credit risk;
•	Operational risk;
•	Risks related to credit card operations;
•	Changes in the regulation of financial services companies, housing government-sponsored enterprises and credit card lenders;
•	Competition from banking and nonbanking companies;
•	General business, economic and market conditions; and
•	Reputational risk.

There are other factors not described in our 2006 Form 10-K which are beyond the company’s ability to anticipate or control that could cause results to differ.

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Media Contact	Investor Relations Contact
Alan Gulick	Alan Magleby
Washington Mutual	Washington Mutual
206-500-2760	206-500-4148 (Seattle)
alan.gulick@wamu.net	212-702-6955 (New York)
alan.magleby@wamu.net

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